EXHIBIT 3

FILM ROMAN, INC.

CONVERTIBLE NOTE

$2,059,125.87                                                                                                                                                                         May 22, 2003

FILM ROMAN, INC., a Delaware corporation (“Borrower”), for value received, hereby promises to pay to DIGITAL PRODUCTION SOLUTIONS, INC., or to its order (together with any assignee, jointly or severally, “Holder”), the principal sum of TWO MILLION FIFTY NINE THOUSAND ONE HUNDRED TWENTY FIVE AND 87/100 DOLLARS ($2,059,125.87), or, if different, the aggregate unpaid principal amount of all loans made by Lender to Borrower pursuant to and under the Loan Agreement (the “Loan Agreement”), dated as of the date hereof between Borrower and Holder, on the date of termination of the Loan Agreement or on the date the amounts hereunder otherwise become due and payable in accordance with the terms of such Agreement, together with interest upon any net balance outstanding at the close of each day at the rate specified below, which shall, subject to the other terms and conditions hereof, be due and payable on May 22, 2008 (the “Maturity Date”), unless earlier converted into shares of capital stock of Borrower as set forth herein. Capitalized terms not defined herein shall have the meaning ascribed to such term in the Loan Agreement.

In furtherance thereof, and in consideration of the premises, covenants, promises, representations and warranties hereinafter set forth, Borrower hereby agrees as follows:

1. Interest.  Any principal amount outstanding at the close of each day shall accrue interest at a fluctuating interest rate per annum equal at all times to the sum of (a) the prime bank lending rate as published from time to time in the Wall Street Journal (Eastern Edition) plus (b) 2% per annum (calculated on a year of three hundred sixty (360) days and payable for the actual number of days elapsed including any time extended by reason of Saturdays, Sundays and holidays).

2. Payment of Note.  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America at the address of Holder set forth herein, or at such other place as may be designated by Holder. If any payment of principal or interest on this Note shall become due on a date that is a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. If not converted pursuant to Section 5 hereof, all then remaining unpaid principal and interest then due hereunder shall be due and payable in full, on the Maturity Date.

3. Conversion.

(a)  Conversion Privilege.  Holder of this Note may, in its sole discretion, at any time when any principal and/or accrued interest remains unpaid on this Note, convert the unpaid principal of and accrued but unpaid interest on this Note, in whole or in part, into fully paid and nonassessable shares of Common Stock, par value $0.01 per share of Borrower (“Common Stock”). The number of shares of Common Stock into which this Note may be converted shall be determined by dividing (x) the outstanding principal amount of this

Note to be converted plus all accrued but unpaid interest on the Note as of the Conversion Date (as hereinafter defined), by (y) the “Conversion Price” (as determined from time to time as set forth below). The Conversion Price shall initially be $0.09.

(b)  Conversion Procedure.

(i)  To convert this Note Holder must (A) complete and sign a conversion notice stating the amount to be converted and (B) surrender this Note and the conversion notice to Borrower. In the case of the conversion of less than all the unpaid principal amount of and accrued but unpaid interest on this Note, Borrower shall issue and deliver to Holder a new Note of like tenor for the balance of the outstanding principal amount of this Note not so converted.

(ii)  The date on which Holder satisfies the foregoing requirements is the “Conversion Date.” As soon as practicable after the Conversion Date, Borrower shall deliver to Holder a certificate for the number of whole shares of Common Stock issuable upon the conversion. The person in whose name the certificate is registered shall become the record holder of such shares of Common Stock on the Conversion Date, and, as of such date, such person’s rights as Holder of this Note shall cease.

(iii)  The number of whole shares issuable upon the conversion shall be based on the total unpaid principal amount of the Note (including accrued and unpaid interest thereon) or the specified portion thereof to be converted.

(iv)  If the last day on which this Note may be converted is on a date that is a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York, this Note may be surrendered to Borrower on the next succeeding day that is a Business Day.

(c)  Fractional Shares.  Borrower shall not be required to issue any fractional shares of Common Stock upon conversion of this Note to the extent that the amount of the Note to be converted is not convertible into a whole number of shares. In lieu of any fractional share to which Holder would otherwise be entitled, Holder shall be entitled to receive a cash payment equal to the fair market value for such fractional share (as mutually determined by Holder and Borrower).

(d)  Taxes on Conversion.  The issuance of certificates for shares of Common Stock upon the conversion of this Note shall be made without charge to the converting Holder for such certificates for any tax (other than taxes levied on the income of Holder) in respect of the issuance of such certificates; provided, however, that Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of Holder of this Note, and Borrower shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid or is not applicable.

(e)  Borrower to Provide Common Stock.  Borrower shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of this Note as herein provided, a number of shares of Common Stock sufficient to permit the conversion of this Note into shares of Common Stock. All shares of Common Stock that may be issued upon conversion of this Note shall be duly authorized, validly issued, fully paid and non-assessable when so issued.

(f)  Adjustments to the Conversion Price.  The Conversion Price from time to time in effect shall be subject to adjustment as follows:

(i)  Upon Dilutive Issuances of Common Stock or Convertible Securities.  If Borrower shall, at any time or from time to time while this Note is outstanding, issue or sell any of its Common Stock or Common Stock Equivalents (as defined below) without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, upon each such issuance or sale, such Conversion Price, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Conversion Price by a fraction:

(A)  the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all Common Stock Equivalents), plus (2) the number of shares of Common Stock which the aggregate consideration, if any, received by Borrower for the total number of such additional shares of Common Stock or Common Stock Equivalents so issued could purchase at the Conversion Price in effect immediately prior to such issuance or sale, and

(B)  the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully diluted basis assuming the exercise or conversion of all Common Stock Equivalents).

In computing the adjusted Conversion Price, the result shall be rounded to five decimal places, and in the event the adjustment therefrom results in a change of the Conversion Price of less than $0.01, no adjustment to the then-effective Conversion Price shall be made, but the amount of said adjustment calculated thereby shall be carried forward to successive occasions until such adjustments in the aggregate equal or exceed $0.01.

(ii)  Upon Dilutive Issuances of Warrants, Options and Purchase Rights to Common Stock or Convertible Securities.

(A) Common Stock Equivalents.  For the purposes of this Section 3(f), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, “Common Stock Equivalents”), shall be deemed an issuance of Common Stock with respect to adjustments in the Conversion Price if the Net Consideration Per Share which may be received by Borrower for such Common Stock Equivalents shall be less than the Conversion Price in effect at the time of such issuance. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Conversion Price shall be made under this Section 3(f)(ii) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustments shall previously have been made upon the original issuance of any such Common Stock Equivalents as above provided.

(B)  Decreases in Net Consideration Per Share and Retroactive Adjustment upon Expiration of Common Stock Equivalents.  In the event the Net Consideration Per Share of any Common Stock or Common Stock Equivalents (even if issued or granted and outstanding as of the date of filing of this instrument or hereafter) is decreased, then, upon the effectiveness of each such change, the Conversion Price will be that which would have been obtained (1) had the adjustments made upon the issuance of such Common Stock or Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had the adjustments made to the Conversion Price since the date of issuance of such Common Stock or Common Stock Equivalents been made to such Conversion Price as adjusted pursuant to clause (1) above. Any adjustment of the Conversion Price with respect to this Section 3(f) which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is cancelled without being exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price that would have been in effect had the expired or cancelled Common Stock Equivalent not been issued.

(C)  Definition of Net Consideration Per Share.  For purposes of this Section 3(f), the “Net Consideration Per Share” which may be received by Borrower shall be determined as follows:

(1)  The Net Consideration Per Share shall mean the amount equal to (X) the total amount of consideration, if any, received by Borrower for the issuance of such Common Stock or Common Stock Equivalents, plus, in the case of Common Stock Equivalents, the minimum amount of consideration, if any, payable to Borrower upon exercise, or conversion or exchange thereof, divided by (Y) the aggregate number of shares of Common Stock issued or that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

(2)  The Net Consideration Per Share which may be received by Borrower with respect to Common Stock Equivalents shall be determined in each instance as of the date of issuance of such Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

(iii)  Consideration Other than Cash.  For purposes of this Section 3(f), if a part or all of the consideration received by Borrower in connection with the issuance of shares of the Common Stock or Common Stock Equivalents consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined by Board of Directors of Borrower.

(iv)  Reorganization, Reclassification, Liquidation, Merger, Consolidation or Disposition of Assets.  Section 3(f)(i) shall not apply under any of the circumstances which would constitute a Reorganization (as hereinafter defined). At any time prior to the conversion of this Note into shares of Common Stock, in case Borrower shall reorganize its capital, reclassify its capital stock, liquidate its assets, dissolve, consolidate or merge with or into another corporation, or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation or other entity (a “Reorganization”) and, pursuant to the terms of such Reorganization, shares of common stock of the successor or acquiring corporation or of Borrower, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to holders of Common Stock of Borrower, then Holder shall have the right following the effectiveness of such Reorganization to receive, upon conversion of this Note, or, in the case of a liquidation of assets or a dissolution, to receive, without taking any further action, the number of shares of common stock of the successor or acquiring corporation or of Borrower (if it is the surviving corporation) and Other Property receivable upon or as a result of such Reorganization by a holder of the number of shares of Common Stock into which this Note is convertible immediately prior to such event, subject to the provisions of Borrower’s certificate of incorporation, as in effect from time to time. In case of any such Reorganization, if this Note shall remain outstanding following the consummation of such Reorganization, the successor or acquiring corporation (if other than Borrower) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Note to be performed and observed by Borrower and all the obligations and liabilities hereunder, subject to such appropriate modifications as are satisfactory to Holder in order to provide for adjustments of shares of Common Stock into which this Note is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 3. For purposes of this Section 3(f)(v) “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 3(f) shall similarly apply to successive Reorganizations.

(v)  Upon Stock Dividends, Subdivisions or Splits.  If, at any time prior to the conversion of the Note into shares of Common Stock, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, upon the issuance of such stock dividend, or such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Note and upon exercise of the Warrant shall be increased in proportion to such increase in outstanding shares.

(vi)  Upon Combinations. If, at any time prior to the conversion of the Note into shares of Common Stock, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, upon such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Note shall be decreased in proportion to such decrease in outstanding shares.

(g)  Other Action Affecting Common Stock.  In case at any time or from time to time Borrower shall take any action in respect of any class of its capital stock, then, the number of shares of Common Stock or other stock or other consideration into which the Notes are convertible and/or the Conversion Price shall be adjusted in such manner as may be equitable in the circumstances.

(h)  Certain Limitations.  Notwithstanding anything herein to the contrary,

(i)  Borrower agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the Notes to be convertible into Common Stock at a rate per share which is less than the par value per share of Common Stock; and

(ii)  no adjustment shall be made to the Conversion Price or to the number of shares of Common Stock issuable upon conversion of this Note in connection with (x) a sale of capital stock by the Company to the Holder in exercising of its participation right set forth in Section 5 of the Stock Purchase Agreement, dated as of the date hereof, between Borrower and Holder; and (y) the granting of Common Stock or Common Stock Equivalents (or the exercise thereof) under any stock option, bonus or other incentive award plan of Borrower.

(i)   Notice of Adjustments.  Whenever the Conversion Price is adjusted, Borrower shall promptly deliver to Holder a notice of the adjustment briefly stating the facts requiring the adjustment and the manner of computing it.

(j)  Notice of Certain Transactions.  Holder shall be entitled to the same rights to receive notice of corporate action as any holder of the shares of Borrower’s Common Stock. Without limiting the foregoing, if:

(i)  Borrower takes any action that would require an adjustment in the Conversion Price,

(ii)  Borrower pays any portion of the unpaid principal of any Note or interest thereon, or

(iii)  Borrower takes an action described in Section 3(f),

then a Holder of the Note may wish to convert such Note into shares of Common Stock prior to the record date for or the effective date of the transaction so that it may receive the rights, warrants, securities or assets that a holder of shares of Common Stock on that date may receive. Therefore, Borrower shall mail to Holder a notice stating the proposed record or effective date, as the case may be. Borrower shall mail the notice at least 20 days before such date; provided, however, that failure to mail such notice, or any defect therein, shall not affect the validity of any transaction referred to in clause (i) or (ii) of this Section 3(j).

4.  Assignment.  The rights and obligations of Borrower and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

5.  Waiver and Amendment.  Any provision of this Note may be amended waived or modified upon the written consent of Borrower and Holder.

6.  No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of Borrower or any other matters or any rights whatsoever as a stockholder of Borrower; and no dividends or interest shall be payable or accrued in respect of this Note or the interest represented hereby or the Conversion Shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

7.  Governing Law.  IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES REGARDING CONFLICTS OF LAWS.

8.  Severability.  If any one or more of the provisions contained in this Note shall for any reason be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the parties agree that such court may modify such provision to the extent necessary to make it valid, legal and enforceable.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed on the date first above written.

FILM ROMAN, INC.

By:	/S/ JOHN W. HYDE
Name: John W. Hyde
Title: Chief Executive Officer

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note)

TO FILM ROMAN, INC.

The undersigned, Holder of the foregoing Note, hereby surrenders such Note for conversion of an amount equal to $             , comprised of $              of outstanding principal of such Note, plus $              of accrued but unpaid interest thereon, into              shares of Common Stock of FILM ROMAN, INC., a Delaware corporation (the “Borrower”) and requests that (i) the certificates for such shares be issued in the name of, and delivered to,             , whose address is              and (ii) a new promissory note for the balance of the outstanding principal amount of the Note, if any, not so surrendered for conversion in the aggregate amount of $              be issued in the name of, and delivered to,             , whose address is                          .

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Note)

(Address)